Exhibit 99.1

FOR IMMEDIATE RELEASE

Aldabra 2’s Proposed Acquisition, Boise Paper, Completes
Start-Up of Paper Machine Upgrade for Pressure Sensitive Papers

New York, NY – January 16, 2008 – Aldabra 2 Acquisition Corp. (AMEX: AII.U, AII, AII.WS, “Aldabra”) announced today that Boise Paper, a business unit of Boise Cascade, LLC, has completed the start-up phase of its $80 million capital investment to expand Boise's production of pressure sensitive paper.  On September 7, 2007, Aldabra announced its intention to acquire Boise Cascade, LLC’s paper and packaging manufacturing business (“Boise”).

"We are now achieving our operating and quality targets for the production of coated label and release products while continuing to meet targets on existing uncoated free sheet products," said Alexander Toeldte, executive vice president, Paper, Packaging & Newsprint.  "We are excited about the results we are seeing from the technology we invested in and are enthusiastic about the opportunities to expand our market presence."

The project added new capability to Boise’s existing #3 paper machine in Wallula, Washington, with state-of-the-art equipment that increases the company's pressure sensitive capacity by 200,000 tons.  The proprietary technology provides Boise with the ability to produce coated one-side (C1S) face stocks and release liners while continuing to produce a range of uncoated products.  This flexibility is critical given the value of managing pressure sensitive production growth as supply and demand dictates.

Toeldte said, "Our objective is to be the global leader in the market for pressure sensitive papers, which are driven largely by packaging demand."  The increase in capacity and new product development enables Boise to serve the growing global demand, particularly release liners used in label applications.

“This achievement is a significant milestone and positions Boise as the preeminent provider of high-value label and release paper products,” said Nathan Leight, chairman of Aldabra 2 Acquisition Corp.  “We remain excited about the company’s continued progress and are very encouraged about its near-term as well as long-term investment prospects.”

Boise’s Label, Release & Specialty Papers business is a leading supplier of pressure sensitive release liners, face stocks, and related specialty papers.  Boise provides customers with the highest level of value through greater focus, a leading breadth of product solutions, and insights through business and technical collaboration. Visit http://www.boiselabelrelease.com/.

THE ACQUISITION

As announced on September 7, 2007, Aldabra plans to acquire Boise White Paper, L.L.C. (the “Paper Business”), Boise Packaging & Newsprint, L.L.C. (the “Packaging Business”) and Boise Cascade Transportation Holdings Corp. (collectively, the “Combined Paper Businesses”) currently owned by Boise Cascade.  Boise Cascade will retain 100% ownership of its Wood Products and Building Materials Distribution businesses.  Boise Cascade is a Madison Dearborn Partners, L.L.C. portfolio company.

The transaction is subject to customary closing conditions, certain regulatory approvals, and the approval of Aldabra's stockholders.  In particular, the closing is conditioned on holders of fewer than 40% of the shares of Aldabra common stock issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra's certificate of incorporation.  The setting of the record date, the meeting date and mailing of definitive proxy material will provide no assurance that the acquisition will occur.

ABOUT THE COMBINED PAPER BUSINESSES

Boise manufactures and sells corrugated containers and sheets, containerboard, label and release papers and a range of uncoated free sheet papers (including copy paper, commercial printing papers, and a range of premium and specialty papers), market pulp, and newsprint.  Boise Inc. is expected to have approximately 4,700 employees.

ABOUT ALDABRA

Aldabra 2 Acquisition Corp. is a special purpose acquisition corporation that was formed to acquire an unidentified operating business.  Aldabra consummated its initial public offering on June 22, 2007, receiving gross proceeds of $414 million through the sale of 41.4 million units of its securities at $10.00 per unit (following the exercise of the underwriters’ over-allotment).

ADDITIONAL INFORMATION

Copies of the proxy statement and other relevant documents filed by Aldabra, which contain information about Aldabra and the Combined Paper Businesses, are available without charge at the U.S. Securities and Exchange Commission's Internet site (http://www.sec.gov).

Stockholders of Aldabra are urged to read the proxy statement regarding its proposed acquisition of the Combined Paper Businesses.

The Company, its current directors and executive officers, and certain individuals nominated to serve as the Company’s directors or executive officers following the proposed acquisition may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with such acquisition.  In addition, Lazard Capital Markets LLC and Pali Capital, Inc., two of the underwriters for the Company’s IPO, may assist in these efforts and may also be deemed to be participants in such solicitations of proxies.  Information regarding the Company's current directors and executive officers is available in the Company’s Registration Statement on Form S-1 (Registration Nos. 333-141398 and 333-143890), which was filed with the SEC on March 19, 2007, and subsequent amendments thereto, and are also contained in the Company’s preliminary proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statements currently and to be filed with the SEC in connection with the proposed acquisition.

In connection with the proposed acquisition, the Company will be filing with the SEC a definitive proxy statement and other relevant documents.  These materials will contain important information, and we caution investors to carefully read them before making a decision concerning the transaction.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: costs associated with running the Combined Paper Businesses by Boise Inc. as a stand-alone business; uncertainties as to the timing of the acquisition and the ability to obtain financing; approval of the transaction by Aldabra’s stockholders; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals;  the competitive environment in the paper industry of and competitive responses to the proposed acquisition; and other factors listed from time to time in the Company’s public filings with the Securities and Exchange Commission, including, without limitation, the Company’s quarterly reports on Form 10-Q and the Company’s current reports on Form 8-K.

Contacts:
Josh Hochberg or Elyse Lavinio
Sloane & Company on behalf of Aldabra 2 Acquisition Corp.
(212) 486-9500

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